Exhibit 23.16

CONSENT OF EDWIN LIPS

The undersigned, Edwin Lips, hereby states as follows:

I, Edwin Lips, assisted with the preparation of the “NI 43-101Technical Report Preliminary Economic Assessment of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date February 8, 2013, issue date March 4, 2013 for Vista Gold Corp. (the “Company”) (the “Technical Report”) portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

I hereby consent to the Summary Material and the reference to my name in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Reports, including the reference to the Guadalupe de los Reyes Gold/Silver Project and the Mt. Todd Gold Project included with such information, and the reference to my name as set forth above in the Form 10-K.

Date: March 12, 2013	By:	/s/ Edwin Lips

Name: Edwin Lips